CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3, as enumerated below, of our report dated March 2, 2015, relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and subsidiaries, and the effectiveness of Santander Consumer USA Holdings Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Santander Holdings USA Inc. for the year ended December 31, 2014.

(1)	Registration Statement (Form S-3 No. 333-172807) of Santander Holdings USA, Inc.
(2)	Registration Statement (Form S-3MEF No. 333-183988) of Santander Holdings USA, Inc.
(3)	Registration Statement (Form S-3 No. 333-187307) of Santander Holdings USA, Inc.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 17, 2015